SCHWAB STRATEGIC TRUST
DISTRIBUTION AND SHAREHOLDER SERVICES PLAN
     WHEREAS, Schwab Strategic Trust (the “Trust”) is engaged in business as an open-end investment company registered under the Investment Company Act of 1940 (the “1940 Act”), and the Trust offers for sale units of beneficial interest of the Trust (“Shares”) that are designated and classified into one or more distinct series of the Trust, and Shares of such series may be further divided into one or more classes;
     WHEREAS, the Trust desires to compensate SEI Investments Distribution Co., the Trust’s principal underwriter (the “Distributor”), for (a) offering Shares of each of the classes of the series of the Trust listed on Exhibit A attached hereto (each, a “Class” and, collectively, the “Classes,” and each, a “Fund” and, collectively, the “Funds”); (b) acting as distributor with respect to the creation and distribution of Creation Unit size aggregations of Shares as described in the Funds’ registration statement (“Creation Units”) of each Fund that is sold as an exchange-traded fund; and (c) providing the services described herein to persons (the “Shareholders”) who from time to time beneficially own Shares and/or Creation Units of such Classes;
     WHEREAS, the Board of Trustees of the Trust has determined that there is a reasonable likelihood that this Distribution and Shareholder Services Plan (the “Plan”) will benefit the Trust and the Shareholders of each of the Classes and Funds;
     WHEREAS, pursuant to Rule 12b-1 under the 1940 Act, the Board of Trustees of the Trust must adopt a plan under which the Distributor will provide the distribution services stated in Section 2; and
     WHEREAS, the Board of Trustees of the Trust wishes to adopt a plan under which the Distributor will provide or cause to be provided to Shareholders some or all of the service activities stated in Section 3.
     NOW, THEREFORE, the Board of Trustees of the Trust hereby adopts the following Plan.
     Section 1. The Trust has adopted this Plan to enable the Trust to directly or indirectly bear expenses primarily intended to result in the sale of Shares (including Creation Units) of each Class of the Funds, including payments relating to the distribution of the Shares of each Class of the Funds and for the provision of service activities to the Shareholders of each Class of the Funds.
     Section 2. With respect to each Class of the Funds, the Trust will pay the Distributor a fee up to the amount set forth in Exhibit A per annum of each Class’ average daily net assets for distribution services and service activities. With respect to distribution services, the Distributor may use this fee on any activities or expenses primarily intended to result in the sale of Shares (including Creation Units) of each Class of the Funds, including, but not limited to, (i) as compensation for the Distributor’s services in connection with distribution assistance; or (ii) as a source of payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor’s affiliates and subsidiaries as compensation for services or reimbursement of expenses incurred in connection with distribution assistance.
     With respect to service activities, the Distributor may use payments under this aspect of the Plan to provide or enter into agreements with organizations, including affiliates of the Distributor (referred to herein as “Service Organizations”), who will provide one or more of the following service activities: (i) maintaining accounts relating to Shareholders that invest in Shares (including Creation Units) of the

Classes of the Funds; (ii) arranging for bank wires; (iii) responding to Shareholder inquiries relating to the services performed by Distributor and/or Service Organizations; (iv) responding to inquiries from Shareholders concerning their investment in Shares (including Creation Units) of the Classes of the Funds; (v) assisting Shareholders in changing dividend options, account designations and addresses; (vi) providing information periodically to Shareholders showing their position in Shares (including Creation Units) of the Classes of the Funds; (vii) forwarding shareholder communications from the Funds such as proxies, shareholder reports, annual reports, and dividend distribution and tax notices to Shareholders; (viii) processing purchase, exchange and redemption requests from Shareholders and placing orders with the Funds or its service providers; and (ix) processing dividend payments from the Funds on behalf of Shareholders. The Distributor may also use this fee for payments to financial institutions and intermediaries such as banks, savings and loan associations, insurance companies and investment counselors, broker-dealers, mutual fund supermarkets and the Distributor and/or Service Organizations’ affiliates and subsidiaries as compensation for such services. For purposes of this Plan, “service activities” shall mean activities covered by the definition of “service fee” contained in FINRA Conduct Rule 2830 or any subsequent amendments to such definition.
     The Distributor may use all or any portion of the amount received pursuant to this Plan to compensate securities dealers or other persons that are Authorized Participants for providing distribution assistance, including broker-dealer and shareholder support and educational and promotional services, pursuant to agreements with the Distributor, or to pay any of the expenses associated with other activities authorized under this Section.
     Section 3. This Plan shall not take effect with respect to any Class of Shares of a Fund until it has been approved (a) together with any related agreements, by votes of the majority of both (i) the Trustees of the Trust and (ii) the Qualified Trustees, cast in person at a Board of Trustees meeting called for the purpose of voting on this Plan or such agreement, and (b) by a vote of at least a majority of the outstanding voting securities of such Class if adopted after the public offering of Shares of such Class.
     Section 4. With respect to each Class of a Fund, this Plan shall continue in effect for a term of one year. Thereafter, this Plan shall continue in effect for each Class of a Fund for so long as its continuance is specifically approved at least annually in the manner provided in Part (a) of Section 3 for the approval of this Plan.
     Section 5. With respect to each Class of a Fund, this Plan may be terminated at any time by the vote of a majority of the Qualified Trustees or by vote of a majority of the outstanding voting securities of such Class.
     Section 6. All agreements with any person relating to implementation of this Plan shall be in writing, and any agreement related to this Plan shall provide (i) that such agreement may be terminated at any time, without payment of any penalty, by the vote of a majority of the Qualified Trustees or by the vote of a majority of the outstanding voting securities of the relevant Class(es), on not more than 60 days written notice to any other party to the agreement; and (ii) that such agreement shall terminate automatically in the event of its assignment. The Plan will not be terminated by an assignment.
     Section 7. The Plan may be amended at any time by the Board of Trustees, provided that (i) with respect to each Class of a Fund, this Plan may not be amended to increase materially the amount of distribution expenses permitted pursuant to Section 2 hereof without the approval of Shareholders holding a majority of the outstanding voting securities of such Class, and (ii) all material amendments to this Plan shall be approved in the manner provided in Part (a) of Section 3 for the approval of this Plan.

     Section 8. The Distributor shall provide to the Trustees of the Trust, at least quarterly, a written report of the amounts expended pursuant to the Plan and the purposes for which such expenditures were made.
     Section 9. As used in this Plan, (i) the term “Qualified Trustee” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it, and (ii) the terms “assignment,” “interested person” and “majority of the outstanding voting securities” shall have their respective meanings specified in the 1940 Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.
     Section 10. While this Plan is in effect, the selection and nomination of those Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees then in office who are not interested persons of the Trust.
     Section 11. The Trust shall preserve copies of this Plan (including any amendments thereto) and any related agreements and all reports made pursuant to Section 8 hereof for a period of not less than six years from the date of this Plan, the first two years in an easily accessible place.
     Section 12. This Plan shall not obligate the Trust or any other party to enter into an agreement with any particular person.
     Section 13. If any provision of the Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

EXHIBIT A
Fee Schedule
Subject to any limitations imposed by Rule 2830 of the FINRA’s Conduct Rules, and any successors, the current level of fees payable to the Distributor pursuant to Section 2 of the Plan are set forth below.

Maximum Fees for Distribution Services
Funds and Class	and Service Activities
Schwab U.S. Broad Market ETF	0.25%
Schwab U.S. Large-Cap ETF	0.25%
Schwab U.S. Large-Cap Growth ETF	0.25%
Schwab U.S. Large-Cap Value ETF	0.25%
Schwab U.S. Small-Cap ETF	0.25%
Schwab International Equity ETF	0.25%
Schwab International Small-Cap Equity ETF	0.25%
Schwab Emerging Markets Equity ETF	0.25%

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